Exhibit 99.1

Contacts:
Media	Investors
Sherry Johnson	Gary Kohn
720-332-4750	720-332-8276
Sherry.l.Johnson@westernunion.com	Gary.Kohn@westernunion.com

WESTERN UNION TO BEGIN TRADING ON NYSE FOLLOWING SUCCESSFUL

COMPLETION OF TAX-FREE SPIN-OFF FROM FIRST DATA

Board Authorizes $1.0 Billion Stock Repurchase Program

Englewood, CO, Sept. 29, 2006 – The Western Union Company today announced that it has completed its previously announced spin-off from First Data Corp. (NYSE: FDC) and expects that shares of its common stock will begin regular trading on the New York Stock Exchange (NYSE) under the symbol “WU” on Monday, Oct. 2, 2006. The newly independent company will be a member of the S&P 500. Western Union President and Chief Executive Officer Christina Gold will ring the opening bell at the NYSE on Wednesday, Oct . 4, 2006, to celebrate the occasion.

In addition, Western Union announced that the company’s Board of Directors has approved a stock repurchase program that authorizes the purchase of up to $1.0 billion of Western Union common stock prior to Dec. 31, 2008, subject to market conditions. Stock purchases under the program will be made from time to time in the open market on such terms as are deemed to be in the best interests of Western Union. In connection with the spin-off, the company secured $3.5 billion of debt financing.

“Today marks the beginning of an exciting new chapter in Western Union’s celebrated 150-year history,” said Ms. Gold. “The separation from First Data creates rich opportunities for Western Union to continue to strengthen our brand, expand and deepen our relationships with consumers and agents, and re-invest our strong cash flow in growing the business. With our vast distribution network of more than 270,000 agent locations in over 200 countries and territories, as well as our marquis brand, financial strength, seasoned management team and Board, and dedicated employees, Western Union is well positioned to continue to be a leading provider of money transfer services in the world. Going forward, we intend to continue to grow by capitalizing on long-term global migration trends and increasing cross-border remittances.

Ms. Gold concluded: “We look forward to building a future as bright as our past and continuing to provide consumers with the fastest, most reliable and most convenient ways to send money anywhere in the world.”

In connection with the spin-off, today First Data shareholders received one share of Western Union common stock for every one share of common stock they held in First Data as of the Sept. 22, 2006 record date. Approximately 765 million shares of Western Union common stock were distributed.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release may contain forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. These factors include, but are not limited to: the impact of our spin-off from First Data Corporation; changes in immigration laws, patterns and other factors related to immigrants; the integration of significant businesses and technologies we acquire and realization of anticipated synergies from these acquisitions; technological changes, particularly with respect to e-commerce; our ability to attract and retain qualified key employees; changes in laws, regulations or industry standards affecting our businesses; changes in foreign exchange spreads on money transfer transactions; changes in the political or economic climate in countries in which we operate; continued growth at rates approximating recent levels for consumer money transfer transactions and other product markets; our ability to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, United States and international banks, card associations, card-based payments providers and a number of other types of competitive service providers; our ability to maintain our agent network; implementation of Western Union agent agreements with governmental entities according to schedule and no interruption of relations with countries in which Western Union has or is implementing material agent agreements; successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; successfully managing credit and fraud risks from our agents and from consumers; unanticipated developments relating to lawsuits, investigations or similar matters; catastrophic events; and any material breach of security of any of our systems. For more information on important factors upon which these forward-looking statements are premised, please refer to The Western Union Company Form 10, as amended, filed with the Securities and Exchange Commission.

About Western Union

Western Union, together with its affiliates Orlandi Valuta and Vigo, are leaders in global money transfer, providing people with fast, reliable and convenient ways to send money around the world, pay bills and purchase money orders through a network of over 270,000 agent locations in more than 200 countries and territories. For more information, visit www.westernunion.com.

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